EXHIBIT 99.1

Interep Announces NASDAQ Delisting

For Immediate Release

NEW YORK, Aug. 15, 2003 — Interep (Nasdaq: IREP—News) today announced that it has received notice of a NASDAQ Listing Qualifications Panel determination that its common stock will be delisted from the NASDAQ SmallCap Market at the opening of business on August 18, 2003.

The Company’s securities will be immediately eligible for quotation on the OTC bulletin board with the opening of business on August 18, 2003. The OTC bulletin board symbol assigned to the Company will be “IREP”.

On April 10, 2003, Interep received notice from the NASDAQ Stock Market, Inc. stating that the NASDAQ staff has determined that the Company does not meet NASDAQ’s alternative stockholders’ equity, market capitalization or net income requirements for continued listing, as set forth in Marketplace Rule 4310(c)(2) (B).

On June 4, 2003, the Company requested a hearing, which stayed the delisting. At the hearing, the Company asked the NASDAQ Listing Qualifications Panel to consider certain reasons for the Company to remain listed. However, the Panel decided to delist the company as this time.

“While we are disappointed that the Panel has decided to delist us, we believe that the move to list our shares on the OTC bulletin board will not affect the overall value of our stock holdings, or our market growth,” said Ralph Guild, Chairman and CEO of Interep. ‘We will continue to grow our business and meet with new and existing investors to increase our shareholder value.”

About Interep:

Interep is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 16 cities. Interep is the parent company of ABC Radio Sales, Allied Radio Partners, Cumulus Radio Sales, D&R Radio, Infinity Radio Sales, McGavren Guild Radio, MG/Susquehanna, SBS/Interep, as well as Interep Interactive, the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group. For more information, visit the company’s website at www.interep.com.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

Contact:    Ralph Guild 212-916-0508

Bill McEntee 516-227-0601

Mike Frank 201-659-0101

Mike@mikefrankassociates.com